FOR IMMEDIATE RELEASE

Business Development Corporation of America
Increases Financing Capacity of TRS by $75 Million

New York, New York, July 19, 2013 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that it has increased its financing arrangement with Citibank, N.A (“Citi”) from $200.0 million to $275.0 million. The financing arrangement is structured as a total return swap (“TRS”), conducted through a wholly-owned special purpose subsidiary of BDCA (“TRS SUB”).

As previously announced, the TRS adds leverage to the Company’s portfolio by providing exposure to investments without owning or taking physical custody of such investments. The TRS itself is analogous to TRS SUB borrowing funds to acquire loans and incurring interest expense to a lender. Because of its unique structure, the TRS offers lower financing costs than are offered through more traditional borrowing arrangements.

“After assembling a portfolio of investments in excess of $500.0 million, we are pleased to announce our growing relationship with Citi, allowing us additional financing to continue to invest in secured loans,” said Robert K. Grunewald, Chief Investment Officer of BDCA.

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Contacts

From: Anthony J. DeFazio	For: Nicholas Radesca, CFO & Treasurer
DDCWorks	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)